QuickLinks -- Click here to rapidly navigate through this document

Uranium Resources, Inc.	EXHIBIT 99.1 NEWS RELEASE

405 State Highway 121 Bypass Building A, Suite 110 Lewisville, TX 75067
Investor Contact:	Company Contact:
Deborah K. Pawlowski	Don Ewigleben
Kei Advisors LLC	President & Chief Executive Officer
Phone: 716.843.3908	Phone: 972.219.3330
Email: dpawlowski@keiadvisors.com
Media Contact: Mat Lueras Vice President, Corporate Development Phone: 505.269.8317 E-mail: mlueras@uraniumresources.com

Uranium Resources Announces Closing of Neutron Energy Acquisition

URI now has 154.2 million pounds of in place mineralized uranium material

        LEWISVILLE, TX, September 4, 2012 --- Uranium Resources, Inc. (NASDAQ: URRE) ("URI" or the "Company"), announced the completion of a stock-for-stock transaction to acquire 100% of the equity of Neutron Energy, Inc. ("Neutron") pursuant to the Agreement and Plan of Merger dated March 1, 2012 (the "Merger Agreement") by and among URI, Neutron and URI Merger Corporation.

        At the effective time of the merger on August 31, 2012, URI Merger Corporation merged with and into Neutron with Neutron surviving the merger as an indirect wholly-owned subsidiary of URI.

        Concurrent with the acquisition, Resource Capital Fund V L.P. ("RCF") purchased 24,638,673 shares of URI common stock for $20 million, which was used to partially repay a loan owed by Neutron to RMB Australia Holdings Limited ("RMB"). The remainder of Neutron's debt owed to RMB was converted into 8,361,327 shares of URI common stock, resulting in URI acquiring Neutron on a debt-free basis. In addition, URI issued 162,939 shares of URI common stock to Roth Capital Partners, LLC, Neutron's financial advisor, to satisfy certain obligations incurred by Neutron in connection with the merger.

        Don Ewigleben, President and CEO of URI, commented, "This transaction positions URI as one of the largest uranium development companies based in the U.S. with more than 154 million pounds of in place mineralized uranium material. With this acquisition, we gain operational synergies for the development of our combined in situ and conventional resources in New Mexico, as well as add a previously permitted conventional mill site to our asset base. Consolidating uranium assets in New Mexico is a key strategic objective as we believe this state will once again be a vital source of uranium to fuel both existing and planned nuclear energy facilities globally at a critical point in time as the supply of uranium over the next several years diminishes and demand expands."

        At the time the Merger Agreement was entered into, URI also entered into an investment agreement with RCF pursuant to which RCF provided $10 million in funding to URI in March 2012 through the purchase of 10.3 million shares of URI's common stock, and provided URI an option to receive an additional $5 million in funding following the closing of the merger through the sale of additional shares of URI's common stock.

-MORE-

        URI has exercised the $5 million option with RCF, with the sale expected to close this week. The share price is based off the volume weighted average trading price of URI common stock on the NASDAQ Capital Market for the 20 trading days prior to the closing of the merger. Upon completion of the $5 million in financing, URI will have 158.7 million shares outstanding, with RCF beneficially owning approximately 28.1% of the outstanding shares of URI common stock.

        "The closing of this financing will strengthen our current capital position and will enable us to continue to advance our strategic projects," commented Mr. Ewigleben. "We believe RCF's investment in URI, which will total $35 million, validates the uranium mining potential in New Mexico and our opportunity to be the first producer of uranium in the state in many decades."

About Uranium Resources, Inc.

        Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports. None of URI's properties is currently in production.

        URI's strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

        Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

###

QuickLinks

Uranium Resources Announces Closing of Neutron Energy Acquisition